Exhibit 99.1

Molina Healthcare to Enter Chicago Market Through the Acquisition of MyCare Chicago’s Medicaid Assets

LONG BEACH, Calif.--(BUSINESS WIRE)--July 15, 2015--Molina Healthcare, Inc. (NYSE: MOH) and Accountable Care Chicago, LLC, also known as MyCare Chicago, jointly announced today that Molina Healthcare of Illinois, Inc., a wholly owned subsidiary of Molina Healthcare, Inc., has entered into a definitive agreement to acquire certain assets of the Medicaid business of MyCare Chicago. As a part of the transaction, Molina Healthcare of Illinois will receive the right to assume MyCare Chicago’s Medicaid members in Cook County, Illinois, as well as certain assets related to the operation of the Medicaid business. Molina Healthcare of Illinois will fund the transaction with available cash on hand. Subject to regulatory approvals and the satisfaction of other closing conditions, the closing of the transaction is expected to occur during the fourth quarter of 2015.

“This move is an exciting step in coordinating care to help those in need at sustainable costs,” said Felicia Norwood, Director of the Department of Healthcare and Family Services, noting that HFS created and funded the care coordination entities. “We believe that provider sponsored and managed care organizations can thrive and offer superior care for our clients.”

MyCare Chicago, currently one of 11 Accountable Care Entities operating in Illinois, brings together providers across Chicago to offer a full range of medical services and coordinate care for approximately 61,000 Medicaid enrollees in Cook County, Illinois. MyCare Chicago will continue to operate its provider network and coordinate care for certain enrollees through a services agreement with Molina Healthcare of Illinois.

“We look forward to expanding our services into Cook County and welcoming additional members to Molina Healthcare upon the closing of the transaction,” said Cathy Harvey, president of Molina Healthcare of Illinois. “We are committed to working with MyCare Chicago providers to coordinate care for our members in a respectful and caring manner consistent with our shared mission and values. This agreement with MyCare Chicago builds upon our existing operations within the state to further reinforce our commitment to the Medicaid program in Illinois.”

“The founders are proud to be co-creators of a cutting edge model to build and strengthen provider-driven care that manages and assures access for Chicago’s most vulnerable,” said Mark Newton, chair of the MyCare Chicago board and president of Swedish Covenant Hospital. “The agreement between MyCare Chicago and Molina Healthcare of Illinois provides the resources needed to invest in advanced information systems and patient centered care coordination systems that improve population health status and lower costs.”

About Molina Healthcare of Illinois, Inc.

Molina Healthcare of Illinois currently operates Medicaid and Medicare health plans with total membership of approximately 102,000 as of March 2015. Additionally, Molina Healthcare of Illinois participates in the Medicare-Medicaid Alignment Initiative (MMAI) in the central part of the state. MMAI is designed for those eligible for both Medicare and Medicaid and is a joint effort between the Illinois Department of Healthcare and Family Services and the federal Centers for Medicare and Medicaid Services.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Molina serves more than 3 million members through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About MyCare Chicago

Launched in 2014, MyCare Chicago is an, Accountable Care Entity owned and operated by several local Chicago hospitals, and family health centers. The company manages the provider network and coordinates care for 61,000 Medicaid members (as of June 2015) through its contract with the Illinois Department of Healthcare and Family Services. Owners of MyCare Chicago include:

  Hospitals - Ann & Robert H. Lurie Children’s Hospital of Chicago, Mercy Hospital and Medical Center, Norwegian American Hospital, Swedish Covenant Hospital
  Health Centers - Asian Human Services Family Health Center, Erie Family Health Center, Heartland Health Centers, Near North Health Service Corporation, PCC Community Wellness Center

More information about MyCare Chicago is available at mycarechicago.org.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction between MyCare Chicago and Molina Healthcare of Illinois, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the satisfaction or waiver of closing conditions for the transaction, successfully transitioning and integrating MyCare Chicago’s members into Molina’s Illinois health plan, attrition in membership pending the completion of and following the transition, maintaining provider relations, accurately estimating incurred but not reported medical costs with respect to this new population, and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which Molina Healthcare is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina Healthcare’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, Molina Healthcare can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and Molina Healthcare cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina Healthcare’s judgment as of the date hereof, and Molina Healthcare disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666
or
Public Relations:
Sunny Yu, 562-477-1608
or
MyCare Chicago
Marketing:
Michelle Francis Munroe, 858-717-7063